Exhibit 99.1


                                    FOR: Home Products International, Inc.

                           APPROVED BY:  James R. Tennant, Chairman & CEO
                                         Home Products International, Inc.
 FOR IMMEDIATE RELEASE                   (773) 890-1010
 ---------------------
                               CONTACT:  Investor Relations:
                                         James Winslow, Executive VP & CFO
                                         Home Products International, Inc.
                                         (773) 890-1010



                    HOME PRODUCTS INTERNATIONAL ANNOUNCES
                            THIRD QUARTER RESULTS

   Sales drop, raw material cost increases and tax asset write-offs lead to loss in quarter


      Chicago, IL, October 27, 2003 - Home Products International, Inc. (Nasdaq SmallCap: HOMZ), (the "Company"), a leader in the housewares industry, today announced financial results for the third quarter of its 2003 fiscal year.

      The Company reported a net loss of $10.8 million, $(1.35) per diluted share, for the third quarter ended September 27, 2003 as compared to net earnings in the third quarter of 2002 of $6.1 million, $0.74 per diluted share. Tax asset write-offs, increased raw material costs and a decline in sales negatively impacted earnings. The current quarter includes a $7.8 million increase in the valuation allowance related to deferred tax assets ($0.97 per diluted share), $1.3 million ($0.16 per diluted share) of costs related to the planned closing of the Company's Eagan, Minnesota manufacturing facility and a $0.9 million gain, $0.11 per diluted share, related to buybacks of the Company's high-yield bonds.

      Net sales in the quarter declined to $61.4 million from $67.8 million a year ago. The net sales decrease of 9% was primarily due to reduced sales of low margin items, selling price decreases and a decline in store count at Kmart, one of the Company's key customers.

      The Company reported positive cash flow (which the Company defines as the net change in cash and debt) during the third quarter of $2.9 million. Cash flow was driven by reductions in working capital and a buyback of high-yield bonds at less than face value. Net availability at September 27, 2003 under the Company's amended $50 million senior loan agreement was $47 million, and there were no borrowings outstanding under the senior loan agreement. The Company continues to be in compliance with all of its loan covenants.

      For the nine months ended September 27, 2003, the Company reported a net loss of $17.3 million, $(2.17) per diluted share, as compared to net earnings a year ago of $11.3 million, $1.37 per diluted share. Similar to the third quarter, nine-month results were impacted by tax asset write-offs, increased raw material costs and a decline in net sales.

      The nine-month results include the $7.8 million increase in the valuation allowance related to deferred tax assets ($0.97 per diluted share), $1.5 million ($0.19 per diluted share) of costs related to the planned closing of the Company's Eagan, Minnesota manufacturing facility and a $0.9 million gain, $0.11 per diluted share, related to buybacks of the Company's high-yield bonds.

      Net sales during the nine-month period were $164.6 million, down 8% from 2002 nine-month sales of $178.4 million. The net sales decrease was primarily due to reduced sales of low margin items, selling price decreases and a decline in store count at Kmart, one of the Company's key customers. Cash flow for the first nine months of fiscal 2003 was a positive $2.4 million.

      Commenting on the results, James R. Tennant, chairman and chief executive officer, stated, "The rising cost of plastic resin, our primary raw material, continued to have a significant impact on the third quarter and our nine month results. Our sales decline is not a function of poor performance, but rather reflects our unwillingness to compete on items where there is no margin. Given today's high resin costs, competing on price is
 not in our best interest."   With regard to Kmart, Mr. Tennant remarked,
 "Kmart is one of our largest customers. As such their store closings during both 2002 and 2003 have had an impact on our comparable sales figures."


 The Company's third quarter conference call will take place Tuesday, October 28, 2003, starting at 10:00 a.m. Eastern Time (9:00 a.m. CT, 8:00 a.m. MT, and 7:00 a.m. PT). Dial 800/310-1961 approximately 10 minutes prior to conference time.

 A replay of the Company's third quarter conference call will be available from 1:00 p.m. Eastern Time October 28, 2003 through midnight Eastern Time November 4, 2003. Dial 888/203-1112, then enter confirmation code 326969.


 Home Products International, Inc. is an international consumer products company specializing in the manufacture and marketing of quality diversified housewares products. The Company sells its products through national and regional discounters including Kmart, Wal-Mart and Target, hardware/home centers, food/drug stores, juvenile stores and specialty stores.


 This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements that may concern the Company's future growth, operating results, product development, markets and competitive position. While management makes its best efforts to be accurate in making these forward-looking statements, such statements are based on management's current expectations and are subject to risks, uncertainties and assumptions, including those identified below as well as other risks not yet known to the Company or not currently considered material by the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those expected. These risks include unanticipated plant closing costs; unanticipated difficulties and costs associated with the relocation of equipment and the manufacture or sourcing of products; market risks such as increased competition for both the Company and its end users and changes in retail distribution channels; dependence on a few large customers; economic risks; financial risks such as fluctuations in the price of raw materials, future liquidity and access to debt and equity markets. For a more detailed description of these and other risk factors, please refer to the Company's 10-K, 10-Q and other SEC filings.
 The Company undertakes no obligation to update any such factors or to announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or developments.

                       Home Products International, Inc.
                     Condensed Consolidated Balance Sheets
                                ($ in thousands)


                                                     (Unaudited)
                                                    September 27, December 28,
                                                         2003         2002
                                                       --------     --------
 Cash                                                 $   2,841    $   3,974
 Accounts receivable, net                                34,905       48,937
 Inventories                                             29,418       25,357
 Deferred income taxes                                        -        2,559
 Prepaid expenses and other current assets                3,393        1,879
                                                       --------     --------
   Current assets                                        70,557       82,706
                                                       --------     --------

 Fixed assets, net                                       33,908       37,189
 Deferred income taxes                                        -        5,207
 Other non-current assets                                 4,423        3,553
 Other intangibles, net                                     733        1,111
 Goodwill, net                                           73,752       73,752
                                                       --------     --------
   Total assets                                       $ 183,373    $ 203,518
                                                       ========     ========

 Accounts payable                                     $  26,690    $  22,986
 Accrued liabilities                                     25,665       28,993
 Current maturities of long term debt                       158          158
                                                       --------     --------
   Current liabilities                                   52,513       52,137
                                                       --------     --------

 Long term debt                                         126,052      129,621
 Other non-current liabilities                            4,400        4,293
                                                       --------     --------
 Long term debt and other non-current liabilities       130,452      133,914
                                                       --------     --------

 Stockholders' equity                                       408       17,467
                                                       --------     --------
   Total liabilities and stockholders' equity         $ 183,373    $ 203,518
                                                       ========     ========


                               Home Products International, Inc.
                        Condensed Consolidated Statements of Operations
                     ($ in thousands, except share and per share amounts)
                                          (Unaudited)

                                 Thirteen weeks    Thirteen weeks   Thirty-nine weeks   Thirty-nine weeks
                                      ended             ended             ended               ended
                                 September 27,     September 28,      September 27,       September 28,
                                      2003              2002              2003                2002
                                -------------------------------------------------------------------------
 Net sales                      $ 61,432  100.0%   $ 67,799  100.0%   $164,610  100.0%   $178,429  100.0%
 Cost of goods sold               54,492   88.7%     51,198   75.6%    141,376   85.9%    133,524   74.9%
                                -------------------------------------------------------------------------
   Gross profit                    6,940   11.3%     16,601   24.5%     23,234   14.1%     44,905   25.1%

 Selling, general and
   administrative expenses         7,176   11.7%      7,460   11.0%     22,790   13.8%     22,965   12.9%
 Amortization of intangibles         126    0.2%        127    0.2%        378    0.2%        380    0.2%
                                -------------------------------------------------------------------------
   Operating profit (loss)          (362)  (0.6%)     9,014   13.3%         66    0.1%     21,560   12.0%

 Interest (expense)               (3,384)  (5.5%)    (3,432)  (5.1%)   (10,312)  (6.3%)   (10,370)  (5.8%)
 Other income                        737    1.2%        644    0.9%        806    0.5%        501    0.3%
                                -------------------------------------------------------------------------
   Earnings (loss) before
     income taxes                 (3,009)  (4.9%)     6,226    9.1%     (9,440)  (5.7%)    11,691    6.5%

 Income tax expense               (7,786) (12.7%)      (133)  (0.2%)    (7,830)  (4.8%)      (433)  (0.2%)
                                -------------------------------------------------------------------------
   Net earnings (loss)          $(10,795) (17.6%)  $  6,093    8.9%   $(17,270) (10.5%)  $ 11,258    6.3%
                                =========================================================================

 Net earnings (loss) per share:
     Basic                        $(1.35)             $0.78             $(2.17)             $1.45
     Diluted                      $(1.35)             $0.74             $(2.17)             $1.37

 Number of weighted average
   common shares outstanding:
     Basic                     7,978,326          7,795,873          7,973,434          7,785,076
     Diluted                   7,978,326          8,258,516          7,973,434          8,216,783
